NEUBERGER BERMAN ALTERNATIVE FUNDS

INSTITUTIONAL CLASS
 ADMINISTRATION AGREEMENT

SCHEDULE A

The Institutional Class of the Series of Neuberger Berman Alternative Funds currently subject to this Agreement is as follows:

Neuberger Berman Absolute Return Multi-Manager Fund
Neuberger Berman Flexible Select Fund
Neuberger Berman Global Allocation Fund
Neuberger Berman Global Long Short Fund
Neuberger Berman Inflation Navigator Fund
Neuberger Berman Long Short Credit Fund
Neuberger Berman Long Short Fund
Neuberger Berman Long Short Multi-Manager Fund
Neuberger Berman Multi-Asset Income Fund
Neuberger Berman Risk Balanced Commodity Strategy Fund

Date: March 4, 2015